Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedules of Par Pharmaceutical Companies, Inc. and management's report on the effectiveness of internal control over financial reporting dated March 15, 2005, appearing in the Annual Report on Form 10-K of Par Pharmaceutical Companies, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
December 5, 2005